                                                                                Exhibit 14.1

DIGITAL LEARNING MANAGEMENT CORPORATION
CODE OF ETHICS FOR PRINCIPAL
EXECUTIVE AND FINANCIAL OFFICERS

I.   Introduction

This Code of Ethics (the “Code”) applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or others performing similar functions (each a “Principal Officer” and collectively, the “Principal Officers”) of Digital Learning Management Corporation (the “Company”).

II.      Compliance With Laws, Rules And Regulations

Our Principal Officers are required to comply with the laws, rules and regulations that govern the conduct of the Company’s business and to report any suspected violations in accordance with the section below entitled "Compliance With Code Of Ethics."

III.     Conflicts Of Interest

A conflict of interest occurs when private interests interfere in any way, or even appear to interfere, with the interests of the Company. Our Principal Officers are obligated to conduct the Company's business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and business relationships. Before making any investment, accepting any position or benefits, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest, a Principal Officer must make full disclosure of all facts and circumstances to, and obtain the prior written approval of the Board of Directors.

IV.     Periodic Reports Filed by the Company

Our Principal Officers have specific responsibilities with respect to the Company’s financial reporting and public disclosures. The Principal Officers play a critical role in the Company’s efforts to make full, fair, accurate, timely and understandable disclosures in the periodic reports it files with the Securities and Exchange Commission (“Periodic Reports”). Principal Officers shall endeavor in good faith to assist the Company in such efforts, including by:
  Disclosing to the Board of Directors any significant deficiencies in the design or operation of the Company’s internal controls impacting the collection and reporting of financial data and any fraud involving management or other employees who play a significant role in the Company’s internal controls;
  Recording and reporting information in an honest and accurate manner. Principal Officers must endeavor to ensure that the books, records, accounts and financial statements of the Company are recorded and kept in reasonable detail, in a manner that appropriately reflects the Company’s transactions and in a manner that conforms both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets are not to be maintained by the Company unless permitted by applicable law or regulation;
  Cooperating with the Company’s internal and independent auditors when asked to do so; and
  Helping to develop, maintain and observe the Company’s disclosure controls and procedures when preparing Periodic Reports in order to facilitate accurate and timely filings.

V.      Compliance With Code Of Ethics

If a Principal Officer knows of or suspects a violation of applicable laws, rules or regulations or this Code of Ethics, he/she must immediately report that information to the Board of Directors. No one will be subject to retaliation because of a good faith report of a suspected violation.
Violations of this Code of Ethics may result in disciplinary action, up to and including discharge. The Board of Directors shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code.

VI.     Certain Procedures

Waivers of the Code. Any waiver of this Code may be made only by the Board of Directors and must promptly be disclosed as required by law or stock exchange regulation.

Violations of the Code. Violations of the Code will subject Principal Officers to possible disciplinary action, which could include being relieved of duties or termination of employment.

VII.     No Rights Created

This Code is a statement of certain fundamental principles, policies and procedures that govern the Company's Principal Officers in the conduct of the Company's business. It is not intended to and does not create any rights in any employee, customer, client, supplier, competitor, stockholder or any other person or entity.